Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com

AutoNation Names Kaveh Khosrowshahi to Board of Directors

FORT LAUDERDALE, Fla., October 19, 2015 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its Board of Directors appointed Kaveh Khosrowshahi to the AutoNation Board effective October 19, 2015. Mr. Khosrowshahi will serve as an independent director. His appointment expands the Board to ten members.

“We are very pleased to have Kaveh join the AutoNation Board,” said Mike Jackson, AutoNation’s Chairman, Chief Executive Officer and President. “We look forward to the experience and insight that Kaveh will bring to the Board.”

Since 2002, Mr. Khosrowshahi has served as Partner and Managing Director of Allen & Company LLC, an investment bank, and as co-head of Allen & Company LLC’s Capital Markets Group.

About AutoNation, Inc.

AutoNation is transforming the automotive retail industry through bold leadership. We deliver a peerless automotive retail experience through our customer-focused sales and service processes. Currently owning and operating 297 new vehicle franchises, which sell 35 new vehicle brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index.

Please visit investors.autonation.com, www.autonation.com, www.autonationdrive.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.